Exhibit 99.1

Contact:

Frank A. Cavallaro, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-306-8933

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS FOURTH QUARTER FINANCIAL RESULTS

Bedminster, N.J. – January 29, 2026 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the "Company") announces its fourth quarter 2025 financial results.

This earnings release should be read in conjunction with the Company’s Q4 2025 Investor Update, a copy of which is available on our website at www.peapackprivate.com and via a Current Report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

The Company recorded net income of $12.2 million and diluted earnings per share (“EPS”) of $0.69 for the quarter ended December 31, 2025, which is an increase of 26%, compared to net income of $9.6 million and diluted EPS of $0.54 for the quarter ended September 30, 2025.

Net income for the twelve-month period ended December 31, 2025 grew by 13% to $37.3 million, or $2.10 per share, compared to $33.0 million, or $1.85 per share for the twelve months ended December 31, 2024.

Total deposits grew by a net amount of $460 million, or 8%, over the last twelve months to $6.6 billion at December 31, 2025. Core relationship deposits increased $828 million for the year, as the Company continues to replace higher-cost deposit balances with new relationships at a lower funding cost. Noninterest-bearing deposit growth was strong throughout the year increasing by $316 million, or 28%, during 2025. Total loans grew by $738 million, or 13%, to $6.3 billion during the twelve-month period ended December 31, 2025. Loans were originated at a weighted average coupon of 6.60% during the year, resulting in an incremental spread of more than 400 basis points on new business when compared to funding sources in 2025.

Net interest income increased $6.0 million, or 12%, on a linked quarter basis to $56.5 million for the fourth quarter of 2025 compared to $50.6 million for the third quarter of 2025. The growth in net interest income was driven by improvement in the cost on average interest-bearing liabilities, as well as continued improvement in the net interest margin. The net interest margin ("NIM") increased to 3.08% for the quarter ended December 31, 2025 compared to 2.81% for the quarter ended September 30, 2025 and 2.46% for the quarter ended December 31, 2024.

Douglas L. Kennedy, President and CEO stated, “Our fourth quarter results demonstrate our ability to digest significant investments over a short period of time while delivering earnings growth, improved operating leverage, and meaningful shareholder value. Strong core deposit growth, disciplined pricing, and consistent execution have driven eight consecutive quarters of net interest income growth and continued expansion in our net interest margin. The transformation of our deposit base is a key differentiator for Peapack Private.”

Mr. Kennedy added, “Anchored by a $13 billion wealth management franchise, our private banking model continues to deliver stable fee income, deeper client relationships, and long-term growth opportunities. We believe Peapack Private Bank & Trust is the premier boutique alternative to the mega banks in metro New York, and the success of our expansion efforts continue to exceed expectations affirming this belief."

The following are select highlights for the period ended December 31, 2025:

Commercial Banking and Balance Sheet Management:

•
Total loans increased $738 million to $6.3 billion at December 31, 2025 from $5.5 billion at December 31, 2024.
•
Commercial and industrial lending (“C&I”) accounted for 55% of new business originations during the fourth quarter. C&I balances represented 44% of the total loan portfolio at December 31, 2025.
•
Total deposits increased by $460 million, to $6.6 billion at December 31, 2025 compared to $6.1 billion at December 31, 2024. Noninterest-bearing demand deposits grew $105 million during the fourth quarter ($316 million year-to-date).

•
Fee income on unused commercial lines of credit totaled $908,000 for Q4 2025.
•
The NIM expanded to 3.08% for Q4 2025, an increase of 27 basis points compared to 2.81% for Q3 2025.

Wealth Management:

•
AUM/AUA in our Wealth Management Division grew by $1.2 billion to $13.1 billion at December 31, 2025 compared to $11.9 billion at December 31, 2024.
•
New business inflows totaled $291 million in Q4 2025 and $1.0 billion for the full year 2025.
•
Wealth Management fee income was $16.1 million in Q4 2025, which amounted to 21% of total revenue for the quarter.

Capital Management:

•
Tangible book value per share increased 10% to $34.99 per share at December 31, 2025 compared to $31.89 at December 31, 2024. Book value per share increased 9% to $37.49 per share at December 31, 2025 compared to $34.45 at December 31, 2024.
•
At December 31, 2025, the Tier 1 Leverage Ratio was 9.89% for Peapack Private Bank & Trust (the "Bank") and 8.87% for the Company. The Common Equity Tier 1 Ratio was 11.52% for the Bank and 10.33% for the Company at December 31, 2025. These ratios remain significantly above well capitalized standards, as capital continues to benefit from net income generation.

SUMMARY INCOME STATEMENT DETAILS:

The following tables summarize specified financial details for the periods shown.

December 2025 Compared to Prior Year

	Year Ended	Year Ended
	Dec 31,	Dec 31,	Increase/
(Dollars in millions, except per share data) (unaudited)	2025	2024	(Decrease)
Net interest income	$200.9	$149.0	$51.9	35%
Wealth management fee income	63.2	61.5	1.8	3
Capital markets activity	3.0	2.4	0.6	26
Other income	15.8	15.3	0.6	4
Total other income	82.1	79.1	3.0	4

Total Revenue	283.0	228.1	54.9	24%

Operating expenses	207.2	175.7	31.5	18
Pretax income before provision for credit losses	75.8	52.5	23.4	45
Provision for credit losses	23.5	7.5	16.0	214
Pretax income	52.3	45.0	7.4	16
Income tax expense	15.0	12.0	3.0	25
Net income	$37.3	$33.0	4.3	13%
Diluted EPS	$2.10	$1.85	$0.25	14%

Return on average assets	0.52%	0.50%	0.02
Return on average equity	5.95%	5.61%	0.34

December 2025 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	Dec 31,	Dec 31,	Increase/
(Dollars in millions, except per share data) (unaudited)	2025	2024	(Decrease)
Net interest income	$56.5	$41.9	$14.6	35%
Wealth management fee income	16.1	15.5	0.6	4
Capital markets activity	0.9	0.1	0.8	691
Other income	4.7	4.3	0.4	9
Total other income	21.7	19.9	1.7	9

Total Revenue	78.2	61.8	16.4	26%

Operating expenses	53.5	47.9	5.7	12
Pretax income before provision for credit losses	24.7	14.0	10.7	76
Provision for credit losses	7.7	1.7	5.9	341
Pretax income	17.0	12.2	4.8	39
Income tax expense	4.8	3.0	1.8	61
Net income	$12.2	$9.2	$2.9	32%
Diluted EPS	$0.69	$0.52	$0.17	33%

Return on average assets annualized	0.65%	0.54%	0.11
Return on average equity annualized	7.51%	6.15%	1.36

December 2025 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	Dec 31,	Sept 30,	Increase/
(Dollars in millions, except per share data) (unaudited)	2025	2025	(Decrease)
Net interest income	$56.5	$50.6	$6.0	12%
Wealth management fee income	16.1	15.8	0.3	2
Capital markets activity	0.9	0.9	(0.0)	(3)
Other income	4.7	3.4	1.3	38
Total other income	21.7	20.1	1.5	8

Total Revenue	78.2	70.7	7.5	11%

Operating expenses	53.5	52.3	1.2	2
Pretax income before provision for credit losses	24.7	18.4	6.3	34
Provision for credit losses	7.7	4.8	2.9	60
Pretax income	17.0	13.6	3.4	25
Income tax expense	4.8	4.0	0.9	22
Net income	$12.2	$9.6	$2.5	26%
Diluted EPS	$0.69	$0.54	$0.15	28%

Return on average assets annualized	0.65%	0.53%	0.12
Return on average equity annualized	7.51%	6.12%	1.39

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management

AUM/AUA in the Bank’s Wealth Management Division increased to $13.1 billion at December 31, 2025 compared to $11.9 billion at December 31, 2024. For the December 2025 quarter, the Wealth Management Team generated $16.1 million in fee income, compared to $15.8 million for the September 30, 2025 quarter and $15.5 million for the December 2024 quarter.

John Babcock, President of the Bank's Wealth Management Division, noted, “Our Wealth Management business delivered another strong quarter, driven by continued client inflows and the depth of our advisory relationships. We ended the year with a record $13.1 billion in assets under management and administration, reflecting both organic growth and market appreciation. Our integrated wealth platform, combined with our high-touch service model, continues to resonate with high-net-worth clients across our market."

Loans / Commercial Banking

Total loans increased $738 million, or 13%, to $6.3 billion at December 30, 2025, compared to $5.5 billion at December 31, 2024, primarily driven by commercial and industrial loan originations during the year. C&I growth was driven by business expansion and capital investment. Total C&I loans and leases at December 31, 2025 were $2.7 billion or 44% of the total loan portfolio.

Mr. Kennedy noted, “Loan growth during the quarter was driven by our core C&I franchise, including equipment finance, where we continue to see strong demand from well-capitalized middle-market clients. We are scaling our C&I platform while maintaining disciplined underwriting standards and reducing reliance on higher-risk segments, which we believe positions the loan portfolio for durable, risk-adjusted growth. Our Commercial Real Estate lending team also contributed to the growth in the period focusing on clients that bring a complete relationship to Peapack Private.”

Net Interest Income (NII)/Net Interest Margin (NIM)

The Company’s NII of $56.5 million and NIM of 3.08% for Q4 2025 increased $6.0 million and 27 basis points from NII of $50.6 million and NIM of 2.81% for the linked quarter (Q3 2025) and increased $14.6 million and 62 basis points from NII of $41.9 million and NIM of 2.46% compared to the prior year period (Q4 2024). Our single point of contact private banking strategy and metro New York City expansion continues to deliver lower-cost core deposit relationships resulting in consistent improvement in our cost of funds and net interest margin.

Funding / Liquidity / Interest Rate Risk Management

Total deposits increased $460 million to $6.6 billion at December 31, 2025 from $6.1 billion at December 31, 2024. The growth in deposits strengthened balance sheet liquidity and significantly reduced reliance on outside borrowings and other non-core funding sources. Outstanding overnight borrowings totaled $73.3 million at December 31, 2025.

At December 31, 2025, the Company’s balance sheet liquidity totaled $990 million, or 13% of total assets. The Company maintains additional liquidity resources of approximately $3.6 billion through secured available borrowing facilities with the Federal Home Loan Bank and the Federal Reserve Discount Window. The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios. The Company's total on and off-balance sheet liquidity totaled $4.6 billion at December 31, 2025, which amounted to 244% of the total uninsured/uncollateralized deposits currently on the Company’s balance sheet.

Income from Capital Markets Activities

Noninterest income from Capital Markets activities (detailed below) totaled $873,000 for the December 2025 quarter compared to $901,000 for the September 2025 quarter and $114,000 for the December 2024 quarter. The third quarter of 2025 included revenue from a corporate advisory transaction in the amount of $639,000.

	Three Months Ended	Three Months Ended	Three Months Ended
	Dec 31,	Sept 30,	Dec 31,
(Dollars in thousands, except per share data) (unaudited)	2025	2025	2024
Gain on loans held for sale at fair value (Mortgage banking)	$36	$6	$58
Fee income related to loan level, back-to-back swaps	271	—	—
Gain on sale of SBA loans	558	203	—
Corporate advisory fee income	8	692	56
Total capital markets activity	$873	$901	$114

Other Noninterest Income (other than Wealth Management Fee Income and Income from Capital Markets Activities)

Other noninterest income was $4.7 million for Q4 2025 compared to $3.4 million for Q3 2025 and $4.3 million for Q4 2024. Q4 2025 included income of $357,000 recorded by the Equipment Finance Division related to equipment transfers to lessees upon the termination of leases compared to income of $398,000 for Q3 2025 and $646,000 for Q4 2024. Additionally, Q4 2025 included $908,000 of unused line fees compared to $825,000 for Q3 2025 and $880,000 for Q4 2024. Other income also included a gain on sale of property of $318,000 in the fourth quarter of 2025.

Operating Expenses

Total operating expenses were $53.5 million for the fourth quarter of 2025, compared to $52.3 million for the third quarter of 2025 and $47.9 million for the quarter ended December 31, 2024. The increase during the fourth quarter was primarily driven by expenses associated with the Company’s ongoing expansion into New York City and Long Island, including higher premises and equipment expenses. Premises and equipment expense increased by $465,000 in the fourth quarter of 2025 compared to the linked third quarter, primarily due to the opening of two new Long Island offices and related computer and software equipment investments. Loan expense increased $434,000, largely due to expenses related to the workout of several equipment finance problem loans of $305,000 for the quarter ended December 31, 2025.

The addition of new members to our equipment financing team in the third quarter of 2025 also contributed to higher operating expenses. FDIC assessment expense increased for the three months ended December 31, 2025 due primarily to higher assessment rates implemented by the FDIC and an increase in the Bank's average total assets subject to assessment.

Mr. Kennedy noted, “While we continue to make targeted investments to support our expansion in Metro New York and enhance the client experience, we are seeing the pace of operating expense growth moderate as these initiatives mature. We remain focused on maintaining strong expense discipline while investing in areas that support long-term growth and profitability."

Income Taxes

The effective tax rate for the three months ended December 31, 2025 was 28.4%, as compared to 29.2% for the September 2025 quarter and 24.5% for the quarter ended December 31, 2024. The December 2024 quarter included the impact of discrete, favorable federal return to provision adjustments primarily related to the Company’s state tax apportionment rate.

Asset Quality / Provision for Credit Losses

Nonperforming assets decreased to $68.2 million, or 0.91% of total assets, at December 31, 2025, compared to $84.1 million, or 1.13% of total assets, at September 30, 2025. The decrease in nonperforming assets during the fourth quarter was largely driven by the sale of two multifamily loans with balances totaling $12.5 million and one commercial loan with a balance of $2.7 million. Loans past due 30 to 89 days and still accruing decreased to $26.6 million, or 0.42% of total loans, at December 31, 2025 compared to $28.8 million, or 0.48% of total loans, at September 30, 2025. Criticized and classified loans decreased during the fourth quarter by $21.6 million to $169.9 million at December 31, 2025 compared to $191.5 million at September 30, 2025. The decline in criticized and classified loan balances was primarily driven by the reduction in nonperforming assets mentioned above. The Company currently has no loans or leases on deferral and still accruing.

For the quarter ended December 31, 2025, the provision for credit losses was $7.7 million compared to $4.8 million for the September 2025 quarter and $1.7 million for the December 2024 quarter. The increased provision for credit losses in the fourth quarter of 2025 was driven by an increase in specific reserves of approximately $5.8 million related to two multifamily loans and one C&I loan, as the Company continues to aggressively work to reduce nonperforming asset balances. Loan growth during the quarter drove the remaining balance of the provision.

At December 31, 2025, the allowance for credit losses ("ACL") was $71.0 million (1.14% of total loans), compared to $68.6 million (1.14% of total loans) at September 30, 2025, and $73.0 million (1.32% of total loans) at December 31, 2024. Charge-offs of $6.3 million during the period were associated with two multifamily loans that were sold in the fourth quarter. Specific reserves of $5.7 million, related to these charge-offs, had been established in prior periods.

Mr. Kennedy noted, “During the fourth quarter, we continued to proactively address problem credits, resulting in a meaningful reduction in nonperforming assets. We have committed to work through asset quality issues in a deliberate manner with an ultimate goal of preserving capital and maintaining appropriate reserve coverage."

Capital

The Company’s capital position increased during the fourth quarter of 2025 due to net income of $12.2 million and positive movement in accumulated other comprehensive income of $2.9 million related to the fair value of the Company’s investment securities portfolio driven by the interest rate environment.

Tangible book value per share increased 10% to $34.99 per share at December 31, 2025 from $31.89 at December 31, 2024. Book value per share increased 9% to $37.49 per share at December 31, 2025 compared to $34.45 at December 31, 2024. The Company’s and Bank’s regulatory capital ratios as of December 31, 2025 remain strong. Where applicable, such ratios remain well above regulatory well capitalized standards.

The Company employs quarterly capital stress testing modeling of an adverse case and severely adverse case. In the most recently completed stress test (as of September 30, 2025), the Bank remains well capitalized over a two-year stress period.

On December 18, 2025, the Company declared a cash dividend of $0.05 per share payable on February 26, 2026 to shareholders of record on February 12, 2026.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $7.5 billion and assets under management and/or administration of $13.1 billion as of December 31, 2025. Founded in 1921, Peapack Private Bank & Trust, a subsidiary of Peapack-Gladstone Financial Corporation, is a commercial bank that offers a client-centric approach to banking, providing high-quality products along with customized and innovative wealth management, investment banking, commercial and retail solutions. The Bank's wealth management division offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy. Peapack Private Bank & Trust offers an unparalleled commitment to client service. Visit www.peapackprivate.com for more information.

FORWARD-LOOKING STATEMENTS

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•
our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•
the impact of anticipated higher operating expenses in 2026 and beyond;
•
our ability to successfully integrate wealth management firm and team acquisitions;
•
our ability to successfully integrate our expanded employee base;
•
an unexpected decline in the economy, in particular in our New Jersey and New York market areas, including potential recessionary conditions;
•
declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•
declines in the value in our investment portfolio;
•
impact from a pandemic event on our business, operations, customers, allowance for credit losses and capital levels;
•
higher than expected increases in our allowance for credit losses;
•
changes in the methodology and assumptions used to calculate the allowance for credit losses;
•
higher than expected increases in credit losses or in the level of delinquent, nonperforming, classified and criticized loans or charge-offs;
•
inflation and changes in interest rates, which may adversely impact our margins and yields, reduce the fair value of our financial instruments, reduce our loan originations and lead to higher operating costs;
•
decline in real estate values within our market areas;
•
legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•
the imposition of tariffs or other domestic or international governmental policies and retaliatory responses;
•
the impact of any federal government shutdown;
•
the failure to maintain current technologies and/or to successfully implement future information technology enhancements;
•
successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•
higher than expected FDIC insurance premiums;
•
adverse weather conditions;
•
the current or anticipated impact of military conflict, terrorism or other geopolitical events;
•
our inability to successfully generate new business in new geographic markets, including our expansion into New York City and Long Island;
•
a reduction in our lower-cost funding sources;

•
changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
•
our inability to adapt to technological changes;
•
claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•
our inability to retain key employees;
•
demands for loans and deposits in our market areas;
•
adverse changes in securities markets;
•
changes in New York City rent regulation law;
•
changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary and fiscal policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
•
changes in accounting policies and practices; and/or
•
other unexpected material adverse changes in our financial condition, operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2025. Except as may be required by the applicable law or regulation, we undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2025	2025	2025	2025	2024
Income Statement Data:
Interest income	$93,984	$92,545	$89,651	$86,345	$86,166
Interest expense	37,442	41,972	41,361	40,840	44,258
Net interest income	56,542	50,573	48,290	45,505	41,908
Wealth management fee income	16,064	15,798	15,943	15,435	15,482
Service charges and fees	1,317	1,184	1,194	1,112	1,323
Capital markets revenue	873	901	799	455	114
Other income	3,405	2,238	3,515	1,852	3,009
Total other income	21,659	20,121	21,451	18,854	19,928

Total revenue	78,201	70,694	69,741	64,359	61,836

Compensation expense	28,399	28,613	28,232	26,315	25,208
Benefits expense	8,397	8,143	7,829	9,564	7,707
Premises and equipment	7,142	6,676	6,641	6,154	5,995
FDIC insurance expense	1,565	1,345	1,045	855	825
Professional and legal fees	1,868	1,972	1,645	1,190	2,240
Trust department expense	1,139	1,111	1,092	1,043	1,075
Loan expense	899	464	909	425	281
Advertising	329	651	919	154	802
Other expenses	3,800	3,322	3,581	3,740	3,727
Total operating expenses	53,538	52,297	51,893	49,440	47,860
Pretax income before provision for credit losses	24,663	18,397	17,848	14,919	13,976
Provision for credit losses	7,671	4,790	6,586	4,471	1,738
Income before income taxes	16,992	13,607	11,262	10,448	12,238
Income tax expense	4,833	3,976	3,321	2,853	2,998
Net income	$12,159	$9,631	$7,941	$7,595	$9,240

Per Common Share Data:
Earnings per share (basic)	$0.69	$0.55	$0.45	$0.43	$0.53
Earnings per share (diluted)	0.69	0.54	0.45	0.43	0.52
Weighted average number of common shares outstanding:
Basic	17,558,019	17,576,899	17,704,110	17,610,917	17,585,213
Diluted	17,705,355	17,686,979	17,773,237	17,812,222	17,770,717
Performance Ratios:
Return on average assets annualized (ROAA)	0.65%	0.53%	0.45%	0.43%	0.54%
Return on average equity annualized (ROAE)	7.51%	6.12%	5.11%	4.98%	6.15%
Return on average tangible equity annualized (ROATCE) (A)	8.06%	6.59%	5.50%	5.37%	6.65%
Net interest margin (tax-equivalent basis)	3.08%	2.81%	2.77%	2.68%	2.46%
GAAP efficiency ratio (B)	68.46%	73.98%	74.41%	76.82%	77.40%
Operating expenses / average assets annualized	2.88%	2.87%	2.92%	2.82%	2.77%

(A) Return on average tangible equity is calculated by dividing tangible equity by annualized net income. See non-GAAP financial measures reconciliation included in these tables.

(B) Calculated as total operating expenses as a percentage of total revenue. For non-GAAP efficiency ratio, see the non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except per share data)

(Unaudited)

	For the Twelve Months Ended
	December 31,		Change
	2025	2024	$	%
Income Statement Data:
Interest income	$362,525	$327,801	$34,724	11%
Interest expense	161,615	178,795	(17,180)	-10%
Net interest income	200,910	149,006	51,904	35%
Wealth management fee income	63,240	61,458	1,782	3%
Service charges and fees	4,807	5,317	(510)	-10%
Capital markets revenue	3,028	2,409	619	26%
Other income	11,010	9,938	1,072	11%
Total other income	82,085	79,122	2,963	4%

Total revenue	282,995	228,128	54,867	24%

Compensation expense	111,559	93,408	18,151	19%
Benefits expense	33,933	28,917	5,016	17%
Premises and equipment	26,613	22,485	4,128	18%
FDIC insurance expense	4,810	3,510	1,300	37%
Professional and legal fees	6,675	7,309	(634)	-9%
Trust department expense	4,385	4,014	371	9%
Loan expense	2,697	1,295	1,402	108%
Advertising	2,053	2,111	(58)	-3%
Other expenses	14,443	12,627	1,816	14%
Total operating expenses	207,168	175,676	31,492	18%
Pretax income before provision for credit losses	75,827	52,452	23,375	45%
Provision for credit losses	23,518	7,500	16,018	214%
Income before income taxes	52,309	44,952	7,357	16%
Income tax expense	14,983	11,964	3,019	25%
Net income	$37,326	$32,988	$4,338	13%

Per Common Share Data:
Earnings per share (basic)	$2.12	$1.87	$0.25	13%
Earnings per share (diluted)	2.10	1.85	0.25	14%
Weighted average number of common shares outstanding:
Basic	17,612,244	17,664,640	(52,396)	0%
Diluted	17,749,879	17,839,761	(89,882)	-1%
Performance Ratios:
Return on average assets (ROAA)	0.52%	0.50%	0.02%	4%
Return on average equity (ROAE)	5.95%	5.61%	0.34%	6%
Return on average tangible equity (ROATCE) (A)	6.40%	6.08%	0.32%	5%
Net interest margin (tax-equivalent basis)	2.84%	2.32%	0.52%	22%
GAAP efficiency ratio (B)	73.21%	77.01%	(3.80)%	-5%
Operating expenses / average assets	2.87%	2.68%	0.19%	7%

(A) Return on average tangible equity is calculated by dividing tangible equity by annualized net income. See non-GAAP financial measures reconciliation included in these tables.

(B) Calculated as total operating expenses as a percentage of total revenue. For non-GAAP efficiency ratio, see the non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2025	2025	2025	2025	2024
ASSETS
Cash and due from banks	$8,712	$8,514	$7,524	$7,885	$8,492
Interest-earning deposits	179,108	338,672	308,078	224,032	382,875
Total cash and cash equivalents	187,820	347,186	315,602	231,917	391,367
Securities available for sale	774,203	756,578	767,533	832,030	784,544
Securities held to maturity	95,862	97,414	98,623	100,285	101,635
CRA equity security, at fair value	13,459	13,403	13,278	13,236	13,041
FHLB and FRB stock, at cost (A)	14,605	11,387	11,467	12,311	12,373

Residential mortgage	648,216	649,523	649,703	630,245	614,840
Multifamily mortgage	1,862,592	1,796,533	1,794,854	1,775,132	1,799,754
Commercial mortgage	774,428	689,166	643,520	633,957	588,104
Commercial and industrial loans	2,726,379	2,662,661	2,543,092	2,528,235	2,397,699
Consumer loans	187,360	171,811	140,668	140,443	77,785
Home equity lines of credit	59,306	57,166	52,434	48,301	42,327
Other loans	342	405	261	359	411
Total loans	6,258,623	6,027,265	5,824,532	5,756,672	5,520,920
Less: Allowance for credit losses	71,039	68,642	81,770	75,150	72,992
Net loans	6,187,584	5,958,623	5,742,762	5,681,522	5,447,928

Premises and equipment	39,164	37,756	36,626	31,639	28,888
Accrued interest receivable	31,971	34,120	33,209	31,968	29,898
Bank owned life insurance	47,761	48,381	48,239	48,110	47,981
Goodwill and other intangible assets	43,839	44,111	44,383	44,655	44,926
Finance lease right-of-use assets	844	879	914	950	985
Operating lease right-of-use assets	39,886	37,692	38,291	39,456	40,289
Other assets	49,411	52,112	49,746	52,573	67,383
TOTAL ASSETS	$7,526,409	$7,439,642	$7,200,673	$7,120,652	$7,011,238

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$1,428,745	$1,323,492	$1,237,864	$1,184,860	$1,112,734
Interest-bearing demand deposits	3,448,497	3,509,403	3,483,295	3,450,014	3,334,269
Savings	105,123	104,524	103,846	107,581	103,136
Money market accounts	1,197,995	1,226,506	1,095,665	1,087,959	1,078,024
Certificates of deposit – Retail	408,219	397,338	440,612	442,369	483,998
Certificates of deposit – Listing Service	400	899	1,841	3,773	6,861
Subtotal “customer” deposits	6,588,979	6,562,162	6,363,123	6,276,556	6,119,022
IB Demand – Brokered	—	—	—	10,000	10,000
Certificates of deposit – Brokered	—	—	—	—	—
Total deposits	6,588,979	6,562,162	6,363,123	6,286,556	6,129,022
Short-term borrowings	73,267	—	—	—	—
Finance lease liability	1,186	1,227	1,268	1,308	1,348
Operating lease liability	43,294	41,139	41,806	42,948	43,569
Subordinated debt, net	99,030	98,981	98,933	98,884	133,561
Due to brokers	—	25,125	—	—	18,514
Other liabilities	62,447	68,458	65,766	69,083	79,375
TOTAL LIABILITIES	6,868,203	6,797,092	6,570,896	6,498,779	6,405,389
Shareholders’ equity	658,206	642,550	629,777	621,873	605,849
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$7,526,409	$7,439,642	$7,200,673	$7,120,652	$7,011,238
Assets under management and / or administration at Peapack Private Bank & Trust's Wealth Management Division (market value, not included above-dollars in billions)	$13.1	$12.9	$12.3	$11.8	$11.9

(A) FHLB means "Federal Home Loan Bank" and FRB means "Federal Reserve Bank."

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2025	2025	2025	2025	2024
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	68,243	84,142	114,958	97,170	100,168
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$68,243	$84,142	$114,958	$97,170	$100,168

Nonperforming loans to total loans	1.09%	1.40%	1.97%	1.69%	1.81%
Nonperforming assets to total assets	0.91%	1.13%	1.60%	1.36%	1.43%

Performing modifications (A)(B)	$95,266	$101,501	$111,962	$63,259	$45,846

Loans past due 30 through 89 days and still accruing	$26,555	$28,817	$15,522	$28,323	$4,870

Loans subject to special mention	$51,027	$56,534	$86,907	$75,248	$46,518

Classified loans	$118,912	$134,982	$145,783	$142,273	$145,394

Individually evaluated loans	$68,243	$84,142	$114,958	$97,170	$99,775

Allowance for credit losses ("ACL"):
Beginning of quarter	$68,642	$81,770	$75,150	$72,992	$71,283
Provision for credit losses (C)	7,659	4,871	6,577	4,494	1,753
(Charge-offs)/recoveries, net (D)	(5,262)	(17,999)	43	(2,336)	(44)
End of quarter	$71,039	$68,642	$81,770	$75,150	$72,992

ACL to nonperforming loans	104.10%	81.58%	71.13%	77.34%	72.87%
ACL to total loans	1.14%	1.14%	1.40%	1.31%	1.32%
Collectively evaluated ACL to total loans (E)	0.94%	0.95%	1.06%	1.09%	1.09%

(A) Amounts reflect modifications that are paying according to modified terms.

(B) Excludes modifications included in nonaccrual loans of $36.0 million at December 31, 2025, $37.6 million at September 30, 2025, $38.1 million at June 30, 2025, $3.9 million at March 31, 2025 and $3.6 million at December 31, 2024.

(C) Excludes provision of $12,000 at December 31, 2025, a credit of $81,000 at September 30, 2025, provision of $9,000 at June 30, 2025, a credit of $23,000 at March 31, 2025 and a credit of $15,000 at December 31, 2024 related to off-balance sheet commitments.

(D) Includes charge-offs of $6.3 million related to two multifamily loans for the quarter ended December 31, 2025. Includes charge-offs of $6.7 million related to three multifamily loans and $11.3 million related to one equipment financing relationship for the quarter ended September 30, 2025.

(E) Total ACL less reserves to loans individually evaluated equals collectively evaluated ACL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	Dec 31,
	2025	2025	2024
Capital Adequacy
Equity to total assets (A)	8.75%	8.64%	8.64%
Tangible equity to tangible assets (B)	8.21%	8.09%	8.05%
Book value per share (C)	$37.49	$36.62	$34.45
Tangible book value per share (D)	$34.99	$34.10	$31.89

(A) Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at quarter end.

(B) Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at quarter end is calculated by dividing tangible equity by tangible assets at quarter end. See Non-GAAP financial measures reconciliation included in these tables.

(C) Book value per common share is calculated by dividing shareholders’ equity by quarter end common shares outstanding.

(D) Tangible book value per share excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by quarter end common shares outstanding. See Non-GAAP financial measures reconciliation tables.

	As of
	Dec 31,		Sept 30,		Dec 31,
	2025		2025		2024
Regulatory Capital – Holding Company
Tier I leverage	$660,696	8.87%	$647,549	8.86%	$625,830	9.01%
Tier I capital to risk-weighted assets	660,696	10.33	647,549	10.47	625,830	11.51
Common equity tier I capital ratio to risk-weighted assets	660,637	10.33	647,543	10.47	625,824	11.51
Tier I & II capital to risk-weighted assets	811,375	12.68	815,770	13.20	806,404	14.84

Regulatory Capital – Bank
Tier I leverage (E)	$735,931	9.89%	$722,684	9.89%	$733,389	10.57%
Tier I capital to risk-weighted assets (F)	735,931	11.52	722,684	11.70	733,389	13.50
Common equity tier I capital ratio to risk-weighted assets (G)	735,872	11.52	722,678	11.70	733,383	13.50
Tier I & II capital to risk-weighted assets (H)	807,580	12.64	791,924	12.82	801,365	14.75

(E) Regulatory well capitalized standard (including capital conservation buffer) = 4.00% ($298 million)

(F) Regulatory well capitalized standard (including capital conservation buffer) = 8.50% ($543 million)

(G) Regulatory well capitalized standard (including capital conservation buffer) = 7.00% ($447 million)

(H) Regulatory well capitalized standard (including capital conservation buffer) = 10.50% ($671 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2025	2025	2025	2025	2024
Residential loans retained	$18,993	$18,323	$34,990	$25,157	$39,279
Residential loans sold	2,544	445	1,712	4,074	4,220
Total residential loans	21,537	18,768	36,702	29,231	43,499
Commercial real estate	130,790	78,825	24,086	47,280	15,800
Multifamily	100,611	47,991	73,350	6,800	12,550
Commercial (C&I) loans (A) (B)	358,468	453,554	200,671	257,282	432,115
SBA	2,666	6,821	7,090	5,928	5,964
Wealth lines of credit (A)	3,925	2,700	2,400	9,900	550
Total commercial loans	596,460	589,891	307,597	327,190	466,979
Installment loans	40,428	47,115	8,164	76,941	7,182
Home equity lines of credit (A)	3,929	11,755	5,154	4,805	10,236
Total loans closed	$662,354	$667,529	$357,617	$438,167	$527,896

	For the Twelve Months Ended
	Dec 31,	Dec 31,
	2025	2024
Residential loans retained	$97,463	$93,982
Residential loans sold	8,775	12,459
Total residential loans	106,238	106,441
Commercial real estate	280,981	34,200
Multifamily	228,752	30,075
Commercial (C&I) loans (A) (B)	1,269,975	923,812
SBA	22,505	26,060
Wealth lines of credit (A)	18,925	27,025
Total commercial loans	1,821,138	1,041,172
Installment loans	172,648	23,851
Home equity lines of credit (A)	25,643	27,547
Total loans closed	$2,125,667	$1,199,011

(A) Includes loans and lines of credit that closed in the period but not necessarily funded.

(B) Includes equipment finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	Dec 31, 2025			Dec 31, 2024
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$958,470	$7,426	3.10%	$937,314	$6,992	2.98%
Tax-exempt (A) (B)	—	—	—	—	—	—

Loans (B) (C):
Mortgages	646,533	7,469	4.62	593,454	6,181	4.17
Commercial mortgages	2,521,899	29,727	4.72	2,364,893	25,876	4.38
Commercial	2,674,515	43,089	6.44	2,274,408	39,394	6.93
Commercial construction	252	5	7.94	11,698	146	4.99
Installment	181,182	3,122	6.89	77,547	1,290	6.65
Home equity	57,781	1,040	7.20	41,496	815	7.86
Other	487	5	4.28	329	5	6.08
Total loans	6,082,649	84,457	5.55	5,363,825	73,707	5.50
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	272,711	2,330	3.42	513,010	5,722	4.46
Total interest-earning assets	7,313,830	94,213	5.15%	6,814,149	86,421	5.07%
Noninterest-earning assets:
Cash and due from banks	8,412			8,913
Allowance for credit losses	(68,024)			(72,455)
Premises and equipment	38,252			28,051
Other assets	135,915			123,283
Total noninterest-earning assets	114,555			87,792
Total assets	$7,428,385			$6,901,941

LIABILITIES:
Interest-bearing deposits:
Checking	$3,647,796	$26,375	2.89%	$3,332,212	$30,304	3.64%
Money markets	1,059,749	6,983	2.64	986,483	6,892	2.79
Savings	104,033	173	0.67	102,820	108	0.42
Certificates of deposit – retail	390,446	2,948	3.02	508,257	5,222	4.11
Subtotal interest-bearing deposits	5,202,024	36,479	2.80	4,929,772	42,526	3.45
Interest-bearing demand – brokered	—	—	—	10,000	129	5.16
Certificates of deposit – brokered	—	—	—	—	—	—
Total interest-bearing deposits	5,202,024	36,479	2.80	4,939,772	42,655	3.45
Borrowings	2,727	27	3.96	—	—	—
Capital lease obligation	1,201	13	4.33	1,362	14	4.11
Subordinated debt	99,004	923	3.73	133,521	1,589	4.76
Total interest-bearing liabilities	5,304,956	37,442	2.82%	5,074,655	44,258	3.49%
Noninterest-bearing liabilities:
Demand deposits	1,359,724			1,114,427
Accrued expenses and other liabilities	116,060			112,051
Total noninterest-bearing liabilities	1,475,784			1,226,478
Shareholders’ equity	647,645			600,808
Total liabilities and shareholders’ equity	$7,428,385			$6,901,941
Net interest income		$56,771			$42,163
Net interest spread			2.33%			1.58%
Net interest margin (D)			3.08%			2.46%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Three Months Ended
	Dec 31, 2025			Sept 30, 2025
	Average	Income/	Annualized	Average	Income/	Annualized
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$958,470	$7,426	3.10%	$963,706	$7,504	3.11%
Tax-exempt (A) (B)	—	—	—	—	—	—

Loans (B) (C):
Mortgages	646,533	7,469	4.62	650,299	7,337	4.51
Commercial mortgages	2,521,899	29,727	4.72	2,458,008	28,447	4.63
Commercial	2,674,515	43,089	6.44	2,586,780	42,790	6.62
Commercial construction	252	5	7.94	—	—	—
Installment	181,182	3,122	6.89	156,471	2,718	6.95
Home equity	57,781	1,040	7.20	53,781	1,020	7.59
Other	487	5	4.28	363	5	5.43
Total loans	6,082,649	84,457	5.55	5,905,702	82,317	5.58
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	272,711	2,330	3.42	304,681	2,960	3.89
Total interest-earning assets	7,313,830	94,213	5.15%	7,174,089	92,781	5.17%
Noninterest-earning assets:
Cash and due from banks	8,412			12,279
Allowance for credit losses	(68,024)			(82,803)
Premises and equipment	38,252			37,608
Other assets	135,915			136,238
Total noninterest-earning assets	114,555			103,322
Total assets	$7,428,385			$7,277,411

LIABILITIES:
Interest-bearing deposits:
Checking	$3,647,796	$26,375	2.89%	$3,640,088	$29,975	3.29%
Money markets	1,059,749	6,983	2.64	1,005,633	7,225	2.87
Savings	104,033	173	0.67	104,777	178	0.68
Certificates of deposit – retail	390,446	2,948	3.02	429,389	3,657	3.41
Subtotal interest-bearing deposits	5,202,024	36,479	2.80	5,179,887	41,035	3.17
Interest-bearing demand – brokered	—	—	—	—	—	—
Certificates of deposit – brokered	—	—	—	—	—	—
Total interest-bearing deposits	5,202,024	36,479	2.80	5,179,887	41,035	3.17
Borrowings	2,727	27	3.96	—	—	—
Capital lease obligation	1,201	13	4.33	1,242	13	4.19
Subordinated debt	99,004	923	3.73	98,954	924	3.74
Total interest-bearing liabilities	5,304,956	37,442	2.82%	5,280,083	41,972	3.18%
Noninterest-bearing liabilities:
Demand deposits	1,359,724			1,261,607
Accrued expenses and other liabilities	116,060			106,630
Total noninterest-bearing liabilities	1,475,784			1,368,237
Shareholders’ equity	647,645			629,091
Total liabilities and shareholders’ equity	$7,428,385			$7,277,411
Net interest income		$56,771			$50,809
Net interest spread			2.33%			1.99%
Net interest margin (D)			3.08%			2.81%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

(Tax-Equivalent Basis, Dollars in Thousands)

(Unaudited)

	For the Twelve Months Ended
	Dec 31, 2025			Dec 31, 2024
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$997,712	$31,513	3.16%	$849,933	$23,402	2.75%
Tax-exempt (A) (B)	—	—	—	—	—	—

Loans (B) (C):
Mortgages	638,855	28,615	4.48	582,024	23,017	3.95
Commercial mortgages	2,448,097	111,744	4.56	2,406,726	107,659	4.47
Commercial	2,559,260	167,998	6.56	2,216,401	151,610	6.84
Commercial construction	63	5	7.94	18,647	1,570	8.42
Installment	146,553	10,036	6.85	70,852	4,814	6.79
Home equity	52,068	3,851	7.40	38,321	3,113	8.12
Other	376	20	5.40	246	25	10.16
Total loans	5,845,272	322,269	5.51	5,333,217	291,808	5.47
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	262,985	9,684	3.68	297,448	13,644	4.59
Total interest-earning assets	7,105,969	363,466	5.11%	6,480,598	328,854	5.07%
Noninterest-earning assets:
Cash and due from banks	9,335			8,517
Allowance for credit losses	(75,515)			(69,372)
Premises and equipment	35,358			25,705
Other assets	132,386			110,938
Total noninterest-earning assets	101,564			75,788
Total assets	$7,207,533			$6,556,386

LIABILITIES:
Interest-bearing deposits:
Checking	$3,573,710	$113,543	3.18%	$3,149,550	$118,497	3.76%
Money markets	999,858	27,470	2.75	842,606	24,851	2.95
Savings	104,744	616	0.59	105,351	410	0.39
Certificates of deposit – retail	433,633	14,970	3.45	500,842	20,983	4.19
Subtotal interest-bearing deposits	5,111,945	156,599	3.06	4,598,349	164,741	3.58
Interest-bearing demand – brokered	4,740	210	4.43	10,000	523	5.22
Certificates of deposit – brokered	—	—	—	58,425	2,950	5.05
Total interest-bearing deposits	5,116,685	156,809	3.06	4,666,774	168,214	3.60
Borrowings	12,067	543	4.50	65,299	3,848	5.89
Capital lease obligation	1,262	53	4.20	2,207	89	4.03
Subordinated debt	105,781	4,210	3.98	133,413	6,644	4.98
Total interest-bearing liabilities	5,235,795	161,615	3.09%	4,867,693	178,795	3.67%
Noninterest-bearing liabilities:
Demand deposits	1,229,755			998,497
Accrued expenses and other liabilities	114,613			102,197
Total noninterest-bearing liabilities	1,344,368			1,100,694
Shareholders’ equity	627,370			587,999
Total liabilities and shareholders’ equity	$7,207,533			$6,556,386
Net interest income		$201,851			$150,059
Net interest spread			2.02%			1.40%
Net interest margin (D)			2.84%			2.32%

(A) Average balances for available for sale securities are based on amortized cost.

(B) Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.

(C) Loans are stated net of unearned income and include nonaccrual loans.

(D) Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by common shares outstanding at period end. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Tangible Book Value Per Share	2025	2025	2025	2024	2024
Shareholders’ equity	$658,206	$642,550	$629,777	$621,873	$605,849
Less: Intangible assets, net	43,839	44,111	44,383	44,655	44,926
Tangible equity	$614,367	$598,439	$585,394	$577,218	$560,923

Period end shares outstanding	17,558,019	17,548,471	17,636,264	17,726,251	17,586,616
Tangible book value per share	$34.99	$34.10	$33.19	$32.56	$31.89
Book value per share	37.49	36.62	35.71	35.08	34.45

Tangible Equity to Tangible Assets
Total assets	$7,526,409	$7,439,642	$7,200,673	$7,120,652	$7,011,238
Less: Intangible assets, net	43,839	44,111	44,383	44,655	44,926
Tangible assets	$7,482,570	$7,395,531	$7,156,290	$7,075,997	$6,966,312

Tangible equity to tangible assets	8.21%	8.09%	8.18%	8.16%	8.05%
Equity to assets	8.75%	8.64%	8.75%	8.73%	8.64%

(Dollars in thousands, except per share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Return on Average Tangible Equity	2025	2025	2025	2025	2024
Net income	$12,159	$9,631	$7,941	$7,595	$9,240

Average shareholders’ equity	$647,645	$629,091	$621,900	$610,573	$600,808
Less: Average intangible assets, net	43,982	44,266	44,538	44,815	45,079
Average tangible equity	$603,663	$584,825	$577,362	$565,758	$555,729

Return on average tangible common equity	8.06%	6.59%	5.50%	5.37%	6.65%

(Dollars in thousands)

	For the Twelve Months Ended
	Dec 31,	Dec 31,
Return on Average Tangible Equity	2025	2024
Net income	$37,326	$32,988

Average shareholders’ equity	$627,370	$587,999
Less: Average intangible assets, net	44,397	45,488
Average tangible equity	582,973	542,511

Return on average tangible common equity	6.40%	6.08%

(Dollars in thousands)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Efficiency Ratio	2025	2025	2025	2025	2024
Net interest income	$56,542	$50,573	$48,290	$45,505	$41,908
Total other income	21,659	20,121	21,451	18,854	19,928
Add:
Fair value adjustment for CRA equity security	(56)	(125)	(42)	(195)	(549)
Less:
Loss on loans held for sale at lower of cost or fair value	—	364	—	—	—
Income from life insurance proceeds	(161)	—	—	—
Gain on securities sale, net	—	—	(7)	—	—
Gain on sale of property	(318)	—	—	—	—
Gain on lease termination	—	—	(875)	—	—
Total recurring revenue	77,666	70,933	68,817	64,164	61,287

Operating expenses	53,538	52,297	51,893	49,440	47,860
Total operating expense	53,538	52,297	51,893	49,440	47,860

Efficiency ratio	68.93%	73.73%	75.41%	77.05%	78.09%

(Dollars in thousands)

	For the Twelve Months Ended
	Dec 31,	Dec 31,
Efficiency Ratio	2025	2024
Net interest income	$200,910	$149,006
Total other income	82,085	79,122
Add:
Fair value adjustment for CRA equity security	(418)	(828)
Less:
Loss/(gain) on loans held for sale at lower of cost or fair value	364	(23)
Income from life insurance proceeds	(161)	(236)
Gain on securities sale, net	(7)	—
Gain on sale of property	(318)	—
Gain on lease termination	(875)	—
Total recurring revenue	281,580	227,041

Operating expenses	207,168	175,676
Total operating expense	207,168	175,676

Efficiency ratio	73.57%	77.38%